Exhibit 4.5

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND ANY SECURITIES ISSUABLE PURSUANT TO THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: __, 2018	Original Principal Amount: $______________

Note: 13% SPN-No -__

13% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE
DUE __, 2018

THIS 13% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE is one of a series of duly authorized and validly issued 13% Senior Secured Convertible Promissory Notes of Hyrecar Inc, a Delaware corporation, (the “Company”), having its principal place of business at 355 South Grand Avenue, Suite 1650, Los Angeles, California 90071, designated as its 13% Senior Secured Convertible Promissory Note due __, 20181 (this “Note”, or the “Note” and collectively with the other Notes of such series, the “Notes”).

FOR VALUE RECEIVED, the Company promises to pay to ______________________, or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $___________ (the “Principal Amount”) on __, 2018 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding Principal Amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement, dated as of January 3, 2018 (the “Purchase Agreement”), by and between the Company the purchasers thereto and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

[1]	8 months from the Original Issue Date.

“Board of Directors” means the Board of Directors of the Company.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company (other than by means of conversion or exercise of the Notes and the Securities issued together with the Notes), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date, whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Common Stock” means (i) the Company’s common stock, $0.00001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Conversion Amount” means the sum of (i) the portion of the Principal Amount to be converted with respect to which this determination is being made, (ii) all accrued and unpaid interest thereon, if any, and any other unpaid amounts due under this Note.

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“Default Redemption Amount” means the payment of 130% of the outstanding Principal Amount of this Note and accrued and unpaid interest hereon, in addition to the payment of all other amounts, costs, expenses, late fees, and liquidated damages due in respect of this Note.

“Default Redemption Date” means the date of redemption which shall be at least ten (10) days but not more than thirty (30) days after Company notifies the Holder of redemption. On this date, the Default Redemption Amount must be paid in good funds to the Holder. After this date, interest will cease to accrue on the Notes or the portion thereof called for redemption.

“Exempt Issuance” means the issuance of (i) securities issued under any equity incentive plan of the Company and any amendments thereto approved by the Board of Directors of the Company, including securities issuable upon conversion or exercise of such securities, (ii) securities issued for consideration other than cash pursuant to a strategic arrangement, joint venture, merger, consolidation, acquisition, or similar business combination approved by the Board of Directors of the Company, or (iii) securities issued hereunder or under the Purchase Agreement or upon the exercise or exchange of or conversion of any securities issued hereunder or under the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities.

“Event of Default” shall have the meaning set forth in Section 5(a).

“Fundamental Transaction” means (i) any merger or consolidation of the Company with or into another Person, (ii) any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of the Company’s common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) one or more related transactions which effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the Company’s Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) one or more related transactions which consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Company’s Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

“IPO” means the initial closing of the first underwritten public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 (or any similar or successor form) after the date hereof.

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“IPO Price to Public” means the price to public specified in the IPO registration statement.

“Late Fees” shall have the meaning set forth in Section 2(c).

“New York Courts” shall have the meaning set forth in Section 7(d).

“Note Register” shall have the meaning set forth in Section 2(b).

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 2. Interest.

a) Payment of Interest. The Company shall pay interest to the Holder on the then outstanding Principal Amount of this Note at a rate per annum equivalent to a fixed rate of thirteen percent (13%) of the Principal Amount of the Note, payable in cash in quarterly arrears on each January 1, April 1, July 1 and October 1.

b) Interest Calculations. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

c) Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

Section 3. Conversion Rights.

a) Conversion. On or after the earlier of (i) the date of the pricing of the Company’s IPO or (ii) the date of the Next Financing (as defined below), the Holder of this Note will have the right, at the Holder’s option, to convert all or any portion of the Principal Amount hereof and any accrued but unpaid interest thereon into shares of Common Stock in a manner and in accordance with Section 3(b) below (unless earlier paid or redeemed) at the Conversion Price as set forth below in Section 3(c) (subject to adjustment as described herein). The shares of Common Stock to be issued upon such conversion are hereinafter referred to as the “Conversion Shares.” The right to convert the Principal Amount or interest thereon of this Note called for redemption will terminate at the earlier to occur of (i) the Maturity Date or (ii) the close of business on the Business Day prior to the Default Redemption Date for such Note, unless the Company subsequently fails to pay the applicable Default Redemption Amount.

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b) Mechanics of Holder’s Conversion. In the event that the Holder elects to convert any portion of this Note into Common Stock, the Holder shall give notice of such election by delivering a fully completed and executed notice of conversion (“Notice of Conversion”) to the Company. The Notice of Conversion shall (i) provide a breakdown in reasonable detail of the Principal Amount and/or accrued interest that is being converted, (ii) state the denominations in which such Holder wishes the certificate or certificates evidencing the Conversion Shares to be issued and (iii) surrender this Note to the Company. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Company shall make the appropriate reduction to the Principal Amount and/or accrued interest as entered in its records and shall provide written notice thereof to the Holder within five (5) Business Days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). Pursuant to the terms of the Notice of Conversion, the Company will issue instructions to its transfer agent, and cause to be issued and delivered to the Holder not later than three (3) Business Days after each Conversion Date (the “Share Delivery Date”), a certificate or certificates evidencing the number of full shares of Conversion Shares to which such Holder shall be entitled as aforesaid and, if necessary, the Company shall cause to be issued and delivered to the Holder a new promissory note representing any unconverted portion of this Note. The Company shall not issue fractional Conversion Shares upon conversion, but the number of Conversion Shares to be received by any Holder upon conversion shall be rounded down to the next whole number and the Holder shall be entitled to payment of the remaining Principal Amount from the Company by check or wire transfer. In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Company of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides the Company written instructions to the contrary.

c) Conversion Price. The Conversion Price of each Conversion Share, as of any Conversion Date, shall be the lower of $2.5480 (subject to adjustment for any stock split, reverse stock split, reclassification or similar transaction) or seventy percent (70%) of the IPO Price to Public or, if the IPO has not occurred by the Maturity Date, 70% of the price of the Next Financing (as hereinafter defined). For purposes of this Note, “Next Financing” shall mean, after the Original Issue Date, the Company’s next bona fide sale of its preferred stock or Common Stock in excess of $1,000,000 in gross proceeds, in one transaction or a series of related transactions, which offering definitively sets a price per share of the Company’s Common Stock or preferred stock. If, after the Original Issue Date, the Holders wish to convert before the Company completes the Next Financing, the Conversion Price shall be $2.5480.

d) Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificate or certificates issued to such Holder pursuant to the rescinded Conversion Notice.

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e) Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding Principal Amount or interest hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to the Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding Principal Amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue the Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 3(b) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, $1,000 per Business Day for each Business Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 5 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

f) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 3(b), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 3(b). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

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g) Adjustment Provisions. The Conversion Price and number and kind of shares or other securities to be issued upon conversion pursuant to this Note shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i) Reclassification. In the case of any reclassification, consolidation or merger of the Company with or into another entity or any merger of another entity with or into the Company, or in the case of any sale, transfer or conveyance of all or substantially all of the assets of the Company (computed on a consolidated basis), each Note then outstanding will, without the consent of any Holder, become convertible only into the kind and amount of securities, cash or other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a Holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event.

(ii) Stock Split, Dividend. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a subdivision or split of Common Stock, or by the declaration of a dividend on the Common Stock, which dividend is wholly or partially in the form of additional shares of Common Stock or any other securities of the Company, then immediately after the effective date of such subdivision or split-up, or the record date with respect to such dividend, as the case may be, the Conversion Price shall be appropriately reduced so that the holder of this Note thereafter exchanged shall be entitled to receive the percentage of shares of Common Stock which such holder would have owned immediately following such action had this Note been exchanged immediately prior thereto;

(iii) Reverse Split. If the number of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding Common Stock or reverse split, then, immediately after the effective date of such combination, the Conversion Price shall be appropriately increased so that the holder of this Note thereafter exchanged shall be entitled to receive the percentage of shares of Common Stock which such holder would have owned immediately following such action had this Note been exchanged immediately prior thereto.

(iv) Issuance of New Note. Upon any partial conversion of this Note, a new promissory note containing the same date and provisions of this Note shall be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Holder shall not pay any costs, fees or any other consideration to the Company for the production and issuance of a new promissory note.

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(v) Reservation of Shares. The Company shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the full conversion of the Note, the full number of shares of Common Stock deliverable upon the conversion of the Note from time to time outstanding. The Company shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Delaware, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of the Note.

(vi) Subsequent Equity Sales. If, at any time while this Note is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 3(g)(vi) in respect of an Exempt Issuance. The Company shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(g)(vi), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(g)(vi), upon the occurrence of any Dilutive Issuance, the Holder will be entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

Section 4. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate Principal Amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

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b) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the Principal Amount of any Note or (B) interest, liquidated damages, Late Fees and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five (5) Business Days;

ii. the Company shall fail to observe or perform any other material covenant or agreement contained in the Notes which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Business Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) ten (10) Business Days after the Company has become or should have become aware of such failure;

iii. a material default or material event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated and/or which any of their respective assets are subject to or bound by (and not covered by clause (vi) below), which is not cured, waived or amended within ten (10) Business Days of notice of such default from the other party to such agreements;

iv. any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v. the Company or any Subsidiary shall be subject to a Bankruptcy Event;

vi. the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $50,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, which is not cured, waived or amended within ten (10) Business Days of notice of such default from the other party to such agreements;

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vii. the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or a portion of its assets in one transaction or a series of related transactions, without the approval of the Holder or Holders (whether or not such sale would constitute a Change of Control Transaction);

viii. the Company or any Subsidiary shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated abankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

ix. if any order, judgment or decree shall be entered, without the application, approval or consent of the Company or any Subsidiary, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Company or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

x. the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Company or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $50,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

xi. any monetary judgment, writ or similar final process shall be entered or filed against the Company or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

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xii. the Company, without the written consent of the Holders, shall enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; or

xiii. the Company, without the written consent of the Holders, shall enter into, create, incur, assume or suffer to exist any liens of any kind on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

b) Remedies Upon Event of Default. If any Event of Default occurs and is not cured within applicable cure periods, then the following default provisions take effect:

i. Principal and Interest. If any Event of Default specified in Section 5(a)(v), (viii) or (ix) occurs, then the outstanding Principal Amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of such Event of Default shall become immediately due and payable in cash, without any action on the part of the Holder, at the Default Redemption Amount. If any other Event of Default occurs, the outstanding Principal Amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Default Redemption Amount. After the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an additional interest rate equal to the lesser 18% per annum or the maximum rate permitted under applicable law. Upon the payment in full of the Default Redemption Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b).

ii. Future Revenue and Capital. The Company shall use twenty-five percent (25%) of all the Company’s future revenue and capital raised to pay down the Note.

iii. Additional Warrant Coverage. The Company shall deliver to the Holder an additional warrant to purchase fifty percent (50%) of the shares of Common Stock the Holder is entitled to in connection with the conversion of this Note when it first becomes convertible on the same terms and conditions as the Warrant issued to the Holder concurrently with the execution and delivery of this Note.

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iv. Board Seat. Immediately upon any Event of Default, the Company shall grant and the Holder shall be entitled, together with the holders of the other Notes (if any), to appoint one (1) director to the Board of Directors until such Event of Default is cured.

c) No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Default Redemption Amount shall be due and payable within five (5) Business Days of the date on which the notice for the payment therefor is provided by a Holder. If the Company fails to pay in full the Default Redemption Amount hereunder on the date such amount is due in accordance with this Section the Company will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing and compounding daily from such date until the Default Redemption Amount, plus all such interest thereon, is paid in full.

Section 6. Prepayment

At any time upon five (5) days prior written notice to the Holder, the Company may prepay any portion of the Principal Amount of this Note, all accrued and unpaid interest relating to such prepaid portion of the principal and all other amounts due under this Note. The written notice shall, among other items, state the date such Prepayment Amount (as defined below) is to be paid to the Holder, which shall not in any event be later than 5 days from the date of mailing of the prepayment notice to the Holder (“the Prepayment Date”). If the Company exercises its right to prepay the Note, the Company shall make payment to the Holder of an amount in cash equal to the product of (i) the sum of (x) the then outstanding principal amount of this Note, (y) all accrued but unpaid interest and (z) all other amounts owed pursuant to this Note including, but not limited to, all Late Fees and liquidated damages (collectively the “Prepayment Amount”), multiplied by (ii) 100%. If the entire Prepayment Amount is not received by the Holder in immediately available funds by wire transfer pursuant to wire transfer instructions provided to the Company by the Holder, on or before the Prepayment Date, such shall, (at the election of the Holder) be an Event of Default of the payment of principal pursuant to Section 5(a)(1) hereof.

Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at 555 West 5th Street, Los Angeles, California 90013, or such other facsimile number or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 7(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 12:00 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 12:00 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

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b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the New York County. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

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h) Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

i) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

j) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

k) Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

HYRECAR INC

By:
Name: Joseph Furnari
Title: CEO and CFO

HOLDER

By:
Name:
Title:

[Signature Page to 13% Senior Secured Convertible Promissory Note]

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EXHIBIT I
CONVERSION NOTICE

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and/or accrued interest under the 13% Senior Secured Convertible Promissory Note due of Hyrecar Inc, a Delaware corporation (the “Company”), into shares of common stock, par value $0.00001 per share (the “Common Stock”) of the Company, according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion Calculations:

Date to Effect Conversion: __________________________

Principal Amount of 13% Senior Secured Convertible
Promissory Note to be Converted: ________________________

Accrued Interest Amount of 13% Senior Secured
Convertible Promissory Note to be Converted: ______________________

Number of Shares of Common Stock to be Issued: __________________